Exhibit 15.2

[ZHONG LUN LAW FIRM LETTERHEAD]

April 29, 2013

Jiayuan.com International Ltd.

Room 1005, Changxin Building

No. 39 Anding Road

Chaoyang District, Beijing 100029

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors” and “Organizational Structure” in Jiayuan.com International Ltd.’s Annual Report (the “Annual Report”) on Form 20-F for the year ended December 31, 2012, which will be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on April 29, 2013. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm